Exhibit 99.1

Marine Products Corporation Reports First Quarter 2008 Financial Results

ATLANTA, April 23, 2008 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended March 31, 2008.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including SSi Sportboats, SSX Sportdecks, Sunesta Wide Techs and Xtremes, Signature Cruisers, and outboard sport fishing boats by Robalo.

For the quarter ended March 31, 2008, Marine Products generated net sales of $65,542,000, a 0.9 percent increase compared to $64,976,000 last year.  The increase in net sales was due to a 9.0 percent increase in the average selling price per boat, offset by an 8.7 percent decrease in the number of boats sold.  Gross profit for the quarter was $13,464,000, or 20.5 percent of net sales, compared to $13,964,000, or 21.5 percent of net sales, in the prior year. Gross profit as a percentage of net sales declined compared to the prior year primarily due to the cost of our new retail incentive program associated with boats already sold to dealers.  This retail program for the early spring selling season is designed to reduce current field boat inventory and generate additional boat orders.  The impact of this program, reflected as a reduction in sales, was partially offset by lower costs of good sold as a percentage of net sales resulting from a favorable model mix and the impact of the Company’s cost reduction efforts.  Sales of the new Chaparral Sunesta Wide Techs and Xtremes continued to be strong during the quarter, and accounted for the increase in the average selling price per boat.  Robalo unit sales during the first quarter of 2008 were higher than in the prior year as well.

Operating income for the quarter was $5,205,000, a 5.7 percent decrease compared to the first quarter last year due to lower gross profit, partially offset by lower selling, general and administrative expenses.  Selling, general and administrative expenses in the first quarter of 2008 decreased because of the variable nature of many of these expenses, including incentive compensation, which was lower as a percentage of net sales in 2008 than in 2007.  Operating income was 7.9 percent of net sales for the quarter compared to 8.5 percent of net sales in the prior year.

Net income for the quarter ended March 31, 2008 was $4,132,000, a 5.5 percent increase compared to $3,917,000 in the prior year.  Net income increased in spite of slightly lower operating income and income before income taxes because of a lower effective tax rate during the quarter resulting from increased tax exempt interest income.  Diluted earnings per share for the quarter were $0.11, a 10.0 percent increase compared to $0.10 diluted earnings per share in the prior year.

1st Quarter 2008 Press Release

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, "Our financial results for the first quarter of 2008 reflect the continuation of the depressed recreational boating market.  The winter boat show season was slow in many of our markets, which compels us to be extremely cautious about this year’s retail selling season.  Due to continued problems in the housing market, high fuel prices and concern regarding a general economic slowdown, we believe that the weak market for our products will continue for the immediate future.

Hubbell continued, “In order to manage our profitability during this time, we have undertaken appropriate cost reduction measures during the quarter, including some headcount reductions.  These efforts improved our gross margin, and allowed us to support our dealers with a new, extended retail incentive program for the critical early spring retail selling season.  These cost reduction efforts will continue during this downturn.

Hubbell concluded, "We continue to be pleased with the success of our Sunesta Wide Techs and Xtremes, which sold very well during the quarter and realized higher than average selling prices.   We will also be introducing our 40-foot Sport Yacht to a number of our dealers late in the second quarter, in time for the 2009 model year.  With successful efforts such as these, we believe that we will continue to build an advantage for our customers and shareholders when the recreational boating market recovers.”

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our belief that the weak market for our products will continue in the near term; our plan and timing to introduce our 40-foot Sport Yacht; our belief that we will continue to build an advantage for our customers and shareholders when the recreational boating market recovers; and our belief that we are prepared to capitalize on opportunities to increase our market share and generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2007.

1st Quarter 2008 Press Release

For information contact:

BEN M. PALMER
Chief Financial Officer
404.321.7910
irdept@marineproductscorp.com

JIM LANDERS
V.P. Corporate Finance
404.321.2162
jlanders@marineproductscorp.com

1st Quarter 2008 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (In thousands except per share data)
Periods ended March 31, (Unaudited)	First Quarter
	2008	2007	% BETTER (WORSE)
Net Sales	$65,542	$64,976	0.9%
Cost of Goods Sold	52,078	51,012	(2.1)
Gross Profit	13,464	13,964	(3.6)
Selling, General and Administrative Expenses	8,259	8,443	2.2
Operating Income	5,205	5,521	(5.7)
Interest Income	563	726	(22.5)
Income Before Income Taxes	5,768	6,247	(7.7)
Income Tax Provision	1,636	2,330	29.8
NET INCOME	$4,132	$3,917	5.5%

EARNINGS PER SHARE
Basic	$0.12	$0.10	20.0%
Diluted	$0.11	$0.10	10.0%

AVERAGE SHARES OUTSTANDING
Basic	35,728	37,500
Diluted	36,504	38,819

1st Quarter 2008 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(in thousands)
	2008	2007
ASSETS
Cash and cash equivalents	$8,130	$56,235
Marketable securities	10,171	864
Accounts receivable, net	4,346	4,141
Inventories	32,412	31,366
Income taxes receivable	725	1,679
Deferred income taxes	2,843	3,271
Prepaid expenses and other current assets	1,925	925
Total current assets	60,552	98,481
Property, plant and equipment, net	15,622	16,635
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	38,798	3,232
Deferred income taxes	1,372	1,361
Other assets	6,647	5,532
Total assets	$126,764	$129,014

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$6,967	$6,887
Accrued expenses and other liabilities	18,778	15,022
Total current liabilities	25,745	21,909
Pension liabilities	5,467	4,941
Other long-term liabilities	488	728
Total liabilities	31,700	27,578
Common stock	3,644	3,801
Capital in excess of par value	-	11,847
Retained earnings	91,184	86,496
Accumulated other comprehensive income (loss)	236	(708)
Total stockholders' equity	95,064	101,436
Total liabilities and stockholders' equity	$126,764	$129,014